Exhibit 99.1

Bitmine Immersion Technologies, Inc. Issues Letter to Shareholders Highlighting Corporate Strategy and Outlook

ATLANTA, GEORGIA, November 29, 2023

Bitmine Immersion Technologies, Inc. (OTCQX: BMNR) (“Bitmine” or the “Company”), a technology company specializing in immersion technology for Bitcoin mining, announces that CEO Jonathan Bates has issued a letter to shareholders.

November 30, 2023

Dear BitMine Shareholders,

I would like to take this opportunity to update you on important company progress, as well as milestones we have achieved. I truly believe these developments are a sign of significant progress by the company. We are in the process of transitioning from a company developing its initial Bitcoin mining site, to one producing Bitcoin from multiple sites. We believe the shareholders of the company will benefit from the developments discussed below.

Several months ago, we recruited Lori Love, the former CFO of Cleanspark, Inc., to our Board of Directors. Cleanspark is one of the largest publicly traded Bitcoin mining companies in the U.S. Lori is a Certified Public Accountant and is a strong addition to the BitMine team. Additionally, by her joining the Board of Directors, the company was able to be approved for an upgraded listing by OTC Markets. We began trading on the OTC Markets highest tier on September 28th – the OTCQX. In the coming year, we hope to be in a position to make a similar application to begin trading on either the NASDAQ or the NYSE/AMEX.

Next, I am proud to say that all three of our mining locations are electrified and running miners. Here are progress reports on each:

Trinidad - Our flagship site in Trinidad is now electrified. We have two 800 KW containers at the site, capable of running 384 miners with a capacity of 1.6 megawatts.  We currently have 100 installed miners at the site, with another 100 being prepped for installation. We have been testing “super-overclocking” on our Whatsminer M50S and hope to have this site up to 70% capacity by next month, accounting for the added hash power of super-overclocking. We are also running ~200 miners at two other co-location sites in Trinidad. We currently expect our production in Trinidad to be about 2.5 Bitcoin per month based on current payout and difficulty rates. Our Trinidad operation has the potential to grow to up to 100 MW if we were to obtain expansion capital.

Pecos, Texas – Our Joint Venture in Pecos, Texas has also become operational. We have one 800 KW container at the site, plus approximately 30% ownership of the remaining site. Our container is 50% full, with additional machines being delivered to reach full capacity in the next two (2) weeks. Fully deployed at current payout and difficulty rates, we expect about 1.25 Bitcoin of revenue from Pecos monthly from our self-mining portion. The Joint Venture consists of 6 containers with a capacity of 4.4 megawatts. Currently, the Joint Venture portion is fully utilized by a combination of approximately 200 self-mining miners and over 800 miners supplied by a hosting client. We are working aggressively to locate additional hosting clients and/or procure additional miners for self-mining to refill the Joint Venture portion when the current hosting agreement expires in March 2024. With respect to the portion of the site operated by the Joint Venture, we are expecting that, beginning next year, our share of Bitcoin earnings will be around 1-2 Bitcoin per month, based on the current payout and difficulty rates, although the Bitcoin earnings could be used by the Joint Venture to correct some operational issues and expand the capacity of the site, rather than distributed out to the Joint Venture partners in the near term.

Kentucky – We recently purchased 1,050 miners for installation at a co-location site in Kentucky. Approximately 975 began hashing on November 1, 2023, while we are working through installation and warranty issues on the remaining 75 miners. We expect to have all 1,050 running in the next few weeks. This is our highest revenue site, where we are on a run rate to mine 5-6 Bitcoin per month, based on current difficulty and payout rates.

Mining Recap – We have 1,400+ machines running, with another 200+ machines coming online imminently. We expect that we will be able to run some of these machines will be running as “super-overclocked”, at 150-175% of their normal rated hashing power. This overclocking of these machines allows us to obtain an additional 50 to 75% more Bitcoins per month than would otherwise be possible.

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Looking at 2024, we remain focused on profitably mining Bitcoin and being good stewards of the company’s capital. We are continuing to evaluate the strategic deployment of additional mining machines. Additionally, we are continuing to explore the expansion of our equipment resale division. Lastly, we are actively pursuing strategic merger and acquisition opportunities. Our status as a public company provides us with options to use our stock as currency in acquiring other companies or assets, and we have had several discussions with other companies in situations where we feel a combination would be beneficial to our current shareholders. We are not currently conducting any formal discussions, but we sincerely hope we can deliver a value-added business combination in the next year.

Additional information on the BitMine Immersion Technologies, Inc can be found at: www.bitminetech.io.

Thank you for your support, and for being a shareholder. Feel free to reach out to me any time with questions.

Sincerely,

Jonathan Bates,

Chairman and CEO

About BitMine Immersion Technologies, Inc.

BitMine is a technology company focused on Bitcoin mining using immersion technology, an advanced cooling technique where computers are submerged in specialized oil circulated to keep units operating at optimal ambient temperature. Immersion technology is more environmentally friendly than conventional mining methodologies, while lowering operating expenses and increasing yield. BitMine’s operations are located in low-cost energy regions in Trinidad, Pecos, Texas, and Murray, Kentucky.

Forward-Looking Statements:

This press release contains statements that constitute “forward-looking statements.” The statements in this press release that are not purely historical are forward-looking statements which involve risks and uncertainties. Actual future performance outcomes and results may differ materially from those expressed in forward-looking statements. Forward-looking statements are subject to numerous conditions, many of which are beyond BitMine’s control, including those set forth in the Risk Factors section of BitMine’s filed with the Securities and Exchange Commission (the “SEC”) on December 9, 2022 and any other SEC filings, as amended or updated from time to time. Copies of BitMine’s filings with the SEC are available on the SEC’s website at www.sec.gov. BitMine undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

BitMine Immersion Technologies Contact:

Jonathan Bates

Chairman and CEO

info@bitminetech.io

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